Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 of HomeTrust Bancshares, Inc. of our report dated September 13, 2013 relating to our audit of the consolidated financial statements of Jefferson Bancshares, Inc., which report appears in the Annual Report on Form 10-K of Jefferson Bancshares, Inc. for the year ended June 30, 2013. We also consent to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus included in such Registration Statement.

/s/ Craine, Thompson & Jones, P.C.

Morristown, Tennessee
March 21, 2014